Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 (this “Amendment”) dated as of May 24, 2004 among Barra, Inc., a Delaware corporation (the “Company”), Morgan Stanley, a Delaware corporation (“Parent”), and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

     WHEREAS, the Company, Parent and Merger Subsidiary entered into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth therein) dated as of April 5, 2004;

     WHEREAS, on April 8, 2004, an action styled Rector v. Barra, Inc., et al., Case No. RG04150051 was filed in the Superior Court of California, County of Alameda, on behalf of a putative class of holders of the Company’s common stock, naming as defendants the Company, its Board of Directors and Morgan Stanley Capital International Inc. (“MSCI”) and seeking, among other things, to enjoin the consummation of the Merger (the “Action”);

     WHEREAS, the Company, Parent and MSCI have determined that it is desirable that the claims made in the Action be settled on the terms reflected in the Memorandum of Understanding executed on May 21, 2004 by counsel on behalf of the parties to the Action (the “Settlement”); and

     WHEREAS, in connection with the Settlement, the Company, Parent and Merger Subsidiary have agreed to amend the Merger Agreement pursuant to Section 11.03(a) thereof and as further set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Amendment. (a) Section 11.04(b) of the Merger Agreement is hereby amended by replacing the amount “$26,533,000.00” appearing in the first sentence thereof with the amount “$24,492,000.00”.

     (b) Except as specifically provided herein, the Merger Agreement is in all respects unaffected by this Amendment. All of the terms, conditions and provisions of the Merger Agreement as hereby amended shall be and remain in full force and effect and are hereby in all respects ratified and confirmed.

     SECTION 2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 3. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     SECTION 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 5. Entire Agreement. This Amendment, the unaltered portions of the Merger Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and the Voting Agreement (the “Transaction Agreements”) constitute the entire agreement between the parties with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

BARRA, INC.

By:	/s/ Greg Stockett

Name: Greg Stockett
Title: Chief Financial Officer

MORGAN STANLEY

By:	/s/ Henry Fernandez

Name: Henry Fernandez
Title: Managing Director

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ Henry Fernandez

Name: Henry Fernandez
Title: President